Exhibit 99.3

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma consolidated financial statements of Dominion Energy, Inc. (Dominion Energy) consist of a condensed consolidated balance sheet at September 30, 2017, consolidated statement of income for the nine months ended September 30, 2017 and consolidated statement of income for the year ended December 31, 2016, which reflect Dominion Energy’s anticipated acquisition of SCANA Corporation (SCANA), expected to occur by the end of 2018. The unaudited pro forma consolidated financial statements included herein have been derived from the following historical financial statements:

•	the audited financial statements of Dominion Energy for the year ended December 31, 2016;

•	the unaudited interim financial statements of Dominion Energy for the nine months ended September 30, 2017;

•	the audited financial statements of SCANA for the year ended December 31, 2016; and

•	the unaudited interim financial statements of SCANA for the nine months ended September 30, 2017.

On January 2, 2018, Dominion Energy entered into an Agreement and Plan of Merger (the merger agreement) with SCANA, which provides for a stock-for-stock merger in which SCANA shareholders would receive 0.6690 of a share of Dominion Energy common stock for each share of SCANA common stock. Following completion of the merger, SCANA would operate as a wholly-owned subsidiary of Dominion Energy.

The pro forma adjustments have been prepared as if the acquisition of SCANA occurred on September 30, 2017 in the case of the unaudited pro forma condensed consolidated balance sheet and on January 1, 2016 in the case of the unaudited pro forma consolidated statements of income. The unaudited pro forma consolidated financial statements should be read in conjunction with the related notes, which are included herein, the financial statements and notes included in Dominion Energy’s Annual Report on Form 10-K for the year ended December 31, 2016 and the Quarterly Report on Form 10-Q for the nine months ended September 30, 2017, and the financial statements and notes included in SCANA’s Annual Report on Form 10-K for the year ended December 31, 2016 and the Quarterly Report on Form 10-Q for the nine months ended September 30, 2017.

The unaudited pro forma consolidated financial statements do not necessarily reflect what Dominion Energy’s financial position and results of operations would have been if it had owned SCANA during the periods presented. In addition, they are not necessarily indicative of its future results of operations or financial condition. The assumptions and adjustments give pro forma effect to events, described below, that are (i) directly attributable to Dominion Energy’s acquisition of SCANA, (ii) factually supportable, and (iii) with respect to the unaudited pro forma consolidated statements of income, expected to have a continuing impact on Dominion Energy. The actual adjustments may differ from the pro forma adjustments.

The unaudited pro forma consolidated financial statements give effect to Dominion Energy’s acquisition of SCANA for total consideration consisting of the right to receive 0.6690 of a share of Dominion Energy common stock for each share of SCANA common stock. While additional financing, either through the issuance of common stock or debt, may be required by Dominion Energy to fund certain provisions proposed to the Public Service Commission of South Carolina in connection with the merger agreement, such financing transactions have not been reflected in the unaudited pro forma consolidated financial statements due to the uncertainty of such plans at this point in time.

DOMINION ENERGY, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AT SEPTEMBER 30, 2017

	Dominion Energy	SCANA	Pro Forma Adjustments		Dominion Energy Pro Forma
(millions)
ASSETS
Current Assets
Cash and cash equivalents	$227	$1,011	$—		$1,238
Customer receivables	1,292	481	(6	)(q)	1,767
Other receivables	212	195	—		407
Inventories	1,527	288	—		1,815
Regulatory assets	311	64	—		375
Other	425	125	—		550

Total current assets	3,994	2,164	(6)		6,152

Investments
Nuclear decommissioning trust funds	4,881	132	—		5,013
Investment in equity method affiliates	1,895	30	—		1,925
Other	320	47	—		367

Total investments	7,096	209			7,305

Property, Plant and Equipment
Property, plant and equipment	73,610	16,065	247	(n)	89,787
			(135	)(f)
Accumulated depreciation, depletion and amortization	(20,799)	(5,568)	135	(f)	(26,232)

Total property, plant and equipment, net	52,811	10,497	247		63,555

Deferred Charges and Other Assets
Goodwill	6,405	210	1,398	(g)	8,013
Regulatory assets	2,503	6,690	(1,536	)(e)	7,657
Other	2,582	249	144	(i)	2,975

Total deferred charges and other assets	11,490	7,149	6		18,645

Total assets	$75,391	$20,019	$247		$95,657

DOMINION ENERGY, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AT SEPTEMBER 30, 2017

	Dominion Energy	SCANA	Pro Forma Adjustments		Dominion Energy Pro Forma
(millions)
LIABILITIES AND EQUITY
Current Liabilities
Securities due within one year	$2,788	$177	$—		$2,965
Short-term debt	3,060	1,022	—		4,082
Accounts payable	757	266	59	(b)	1,076
			(6)	(q)
Accrued interest, payroll and taxes	843	635	—		1,478
Regulatory liabilities	88	15	1,295	(c)	1,536
			138	(d)
Other	1,023	336	64	(j)	1,470
			37	(h)
			6	(n)
			4	(k)

Total current liabilities	8,559	2,451	1,597		12,607

Long-Term Debt
Long-term debt	25,529	6,455	47	(l)	32,036
			5	(l)
Junior subordinated notes	3,980	—	—		3,980
Remarketable subordinated notes	1,377	—	—		1,377

Total Long-term debt	30,886	6,455	52		37,393

Deferred Credits and Other Liabilities
Deferred income taxes and investment tax credits	9,379	1,767	(916	)(o)	10,230
Regulatory liabilities	2,906	2,015	(1,095	)(c)	4,263
			437	(d)
Other	5,159	1,544	241	(n)	6,971
			16	(k)
			11	(j)

Total deferred credits and other liabilities	17,444	5,326	(1,306)		21,464

Total liabilities	56,889	14,232	343		71,464

Commitments and Contingencies
Equity
Common stock - no par	9,789	2,389	(2,389	)(m)	16,967
			7,178	(a)
Retained earnings	7,119	3,447	(3,447	)(m)	5,632
			(1,536	)(e)
			(575	)(d)
			(200	)(c)
			(59	)(b)
			(20	)(h)
			(20	)(k)
			923	(o)
Accumulated other comprehensive loss	(628)	(49)	49	(p)	(628)

Total common shareholders’ equity	16,280	5,787	(96)		21,971

Noncontrolling interests	2,222	—	—		2,222

Total equity	18,502	5,787	(96)		24,193

Total liabilities and equity	$75,391	$20,019	$247		$95,657

DOMINION ENERGY, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017

	Dominion Energy	SCANA	Pro Forma Adjustments		Dominion Energy Pro Forma
(millions, except share amounts)
Operating Revenue	$9,376	$3,249	$11	(j)	$12,590
			(46	)(q)

Operating Expenses
Electric fuel and other energy-related purchases	1,711	508	(6	)(q)	2,213
Purchased (excess) electric capacity	(8)	10	—		2
Purchased gas	441	808	(40	)(q)	1,209
Other operations and maintenance	2,166	543	—		2,709
Impairment loss	—	210	—		210
Depreciation, depletion and amortization	1,421	285	24	(i)	1,730
Other taxes	519	200	—		719

Total operating expenses	6,250	2,564	(22)		8,792

Income from operations	3,126	685	(13)		3,798

Other income	249	53	—		302
Interest and related charges	905	270	(13	)(l)	1,161
			(1	)(l)

Income from operations including noncontrolling interests before income tax expense	2,470	468	1		2,939
Income tax expense	683	142	—	(o)	825

Net Income Including Noncontrolling
Interests	1,787	326	1		2,114
Noncontrolling Interests	100	—	—		100

Net Income Attributable to Dominion Energy	$1,687	$326	$1		$2,014

Average shares of common stock outstanding-basic	633.4	142.9	(47.3	)(r)	729.0
Average shares of common stock outstanding-diluted	633.4	142.9	(47.3	)(r)	729.0
Earnings Per Common Share — Basic	$2.66	$2.28	—		$2.76
Earnings Per Common Share — Diluted	$2.66	$2.28	—		$2.76

DOMINION ENERGY, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2016

	Dominion Energy	SCANA	Pro Forma Adjustments		Dominion Energy Pro Forma
(millions, except share amounts)
Operating Revenue	$11,737	$4,227	$64	(j)	$15,970
			(58	)(q)

Operating Expenses
Electric fuel and other energy-related purchases	2,333	627	(7	)(q)	2,953
Purchased electric capacity	99	13	—		112
Purchased gas	459	1,054	(49	)(q)	1,464
Other operations and maintenance	3,064	755	(2	)(q)	3,817
Depreciation, depletion and amortization	1,559	371	46	(i)	1,976
Other taxes	596	254	—		850

Total operating expenses	8,110	3,074	(12)		11,172

Income from operations	3,627	1,153	18		4,798

Other income	250	55	—		305
Interest and related charges	1,010	342	(19	)(l)	1,332
			(1	)(l)

Income from operations including noncontrolling interests before income tax expense	2,867	866	38		3,771
Income tax expense	655	271	15	(o)	941

Net Income Including Noncontrolling Interests	2,212	595	23		2,830
Noncontrolling Interests	89	—	—		89

Net Income Attributable to Dominion Energy	$2,123	$595	$23		$2,741

Average shares of common stock outstanding-basic	616.4	142.9	(47.3	)(r)	712.0
Average shares of common stock outstanding-diluted	617.1	142.9	(47.3	)(r)	712.7
Earnings Per Common Share - Basic	$3.44	$4.16	—		$3.85
Earnings Per Common Share - Diluted	$3.44	$4.16	—		$3.85

DOMINION ENERGY, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

The unaudited pro forma consolidated financial statements included herein have been derived from the following historical financial statements:

•	the audited financial statements of Dominion Energy for the year ended December 31, 2016;
•	the unaudited interim financial statements of Dominion Energy for the nine months ended September 30, 2017;
•	the audited financial statements of SCANA for the year ended December 31, 2016; and
•	the unaudited interim financial statements of SCANA for the nine months ended September 30, 2017.

On January 2, 2018, Dominion Energy entered into the merger agreement with SCANA, which provides for a stock-for-stock merger in which SCANA shareholders would receive 0.6690 of a share of Dominion Energy common stock for each share of SCANA common stock. Following completion of the merger, SCANA would operate as a wholly-owned subsidiary of Dominion Energy.

The pro forma adjustments have been prepared as if the acquisition of SCANA occurred on September 30, 2017 in the case of the unaudited pro forma condensed consolidated balance sheet and on January 1, 2016 in the case of the unaudited pro forma consolidated statements of income for the year ended December 31, 2016 and for the nine months ended September 30, 2017. The adjustments give pro forma effect to events that are (i) directly attributable to Dominion Energy’s acquisition of SCANA, (ii) factually supportable, and (iii) with respect to the unaudited pro forma consolidated statements of income, expected to have a continuing impact on Dominion Energy. The adjustments are based on currently available information and certain estimates and assumptions, and therefore the actual effects of these transactions will differ from the pro forma adjustments. However, management believes that the assumptions used provide a reasonable basis for presenting the significant effects of the transaction, and that the pro forma adjustments in the unaudited pro forma consolidated financial statements give appropriate effect to the assumptions. The effects on the unaudited pro forma consolidated financial statements of the transaction described above are more fully described in Note 4.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies followed in preparing the unaudited pro forma consolidated financial statements are those used by Dominion Energy as set forth in the audited historical financial statements and notes of Dominion Energy included in its Annual Report on Form 10-K for the year ended December 31, 2016, as filed. The unaudited pro forma consolidated financial statements reflect any adjustments known at this time to conform SCANA’s historical financial information to Dominion Energy’s significant accounting policies based on Dominion Energy’s review of SCANA’s summary of significant accounting policies, as disclosed in the SCANA historical financial statements incorporated by reference, and preliminary discussions with SCANA’s management. Upon completion of the merger and a more comprehensive comparison and assessment, additional differences may be identified.

NOTE 3. PRELIMINARY PURCHASE PRICE AND PRELIMINARY PURCHASE PRICE ALLOCATION

Preliminary Purchase Price

The merger agreement provides that each outstanding share of SCANA common stock will be converted into the right to receive 0.6690 of a share of Dominion Energy common stock.

The fair value of the purchase consideration expected to be transferred on the closing date includes the value of the estimated equity consideration (including the value attributable to the consideration transferred of replacement stock compensation awards). The fair value per share of Dominion Energy common stock was assumed for pro forma purposes to be $75.07 per share, which was the closing price of Dominion Energy’s common stock on February 13, 2018, and may change significantly between these unaudited pro forma consolidated financial statements and the closing of the acquisition. The accompanying unaudited pro forma condensed consolidated balance sheet reflects an estimated preliminary purchase price of approximately $7.2 billion.

The preliminary purchase price for the merger is estimated as follows:

(millions, except exchange ratio and closing price)
SCANA shares outstanding at September 30, 2017	142.9
Exchange ratio (per SCANA share)	0.6690

Estimated total Dominion Energy common shares to be issued	95.6
Closing price of Dominion Energy common stock on February 13, 2018	75.07

Estimated equity portion of purchase price	$7,178
Estimated equity compensation	17

Total estimated purchase price	$7,195

Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of SCANA are recorded at fair value on the acquisition date and added to those of Dominion Energy. The pro forma adjustments included herein are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition between Dominion Energy and SCANA. Significant portions of SCANA’s operations are subject to the rate-setting authority of the Federal Energy Regulatory Commission, Public Service Commission of South Carolina or North Carolina Utilities Commission. The carrying values of the assets and liabilities subject to regulatory accounting under U.S. generally accepted accounting principles, including property, plant and equipment, are considered to approximate the fair values. A fair value adjustment has not been included for SCANA’s pension and other postretirement benefit obligations, which could vary by a significant amount due to potential changes in discount rates, return on plan assets or other assumptions surrounding the determination of these obligations. At this time, Dominion Energy management does not have sufficient information to record any adjustments to measure legal contingencies at fair value or at a reasonably estimable amount. The final purchase price allocation is dependent upon certain valuation and other studies that have not yet been completed. The final determination of the purchase price allocation, upon the consummation of the acquisition, will be based on the net assets acquired as of that date and will depend on a number of factors, which cannot be predicted with any certainty at this time. The purchase price allocation may change materially based on the receipt of more detailed information. Accordingly, the pro forma purchase price allocation is preliminary and is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurance that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table provides a summary of the preliminary allocation of the estimated purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed of SCANA, based on SCANA’s consolidated balance sheet at September 30, 2017, with all excess value over consideration paid recorded as goodwill.

(millions)
Total current assets	$2,164
Investments	209
Property, plant and equipment	10,497
Goodwill	1,608
Regulatory assets	6,690
Other deferred charges and other assets, including intangible assets	393

Total assets	21,561

Total current liabilities	2,515
Long-term debt	6,507
Deferred tax liabilities	1,774
Regulatory liabilities	2,015
Other deferred credits and other liabilities	1,555

Total liabilities	14,366

Total estimated purchase price	$7,195

NOTE 4. PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

The following transactions are directly attributable to Dominion Energy’s acquisition of SCANA.

(a)	Reflects the issuance of 95.6 million shares of Dominion Energy common stock to SCANA shareholders as consideration for the acquisition. The number of shares of Dominion Energy common stock was calculated based on 142.9 million of shares of SCANA common stock outstanding at September 30, 2017 multiplied by the 0.6690 exchange ratio per the merger agreement. Based on the closing price of Dominion Energy at February 13, 2018 of $75.07, such consideration is calculated to have a value of $7.2 billion, as shown in Note 3 above.

(b)	Reflects the accrual of $59 million in estimated transaction costs associated with the acquisition of SCANA by Dominion Energy, including audit, legal and advisory fees.

(c)	Reflects an up-front, one-time rate credit totaling $1.3 billion to all current retail electric service customers of South Carolina Electric and Gas (SCE&G) to be paid within 90 days of the closing of the merger, as proposed to the Public Service Commission of South Carolina, through the reclassification of $1.1 billion of an existing regulatory liability from noncurrent to current and the accrual of an additional $200 million to current regulatory liabilities. The impact of this up-front, one-time rate credit has not been reflected in the unaudited pro forma consolidated statements of income as the $200 million charge is nonrecurring.

(d)	Reflects the accrual of a $575 million refund of amounts previously collected from retail electric customers of SCE&G to be credited over an estimated eight-year period following the merger, as proposed to the Public Service Commission of South Carolina. The allocation between current and noncurrent regulatory liabilities has been determined based on the expected portion to be credited to customer bills. The impact of this refund has not been reflected in the unaudited pro forma consolidated statements of Income as the $575 million charge is nonrecurring.

(e)	Reflects the write-down of $1.5 billion of existing regulatory assets associated with the New Nuclear Development Project under which SCANA and the South Carolina Public Service Authority undertook to construct two (2) Westinghouse AP1000 Advanced Passive Safety nuclear units in Jenkinsville, South Carolina which SCE&G will not seek recovery of following the merger, as proposed to the Public Service Commission of South Carolina. The impact of this write-down has not been reflected in the unaudited pro forma consolidated statements of income as the $1.5 billion charge is nonrecurring.

(f)	Reflects the presentation of nonregulated property, plant and equipment at estimated fair value and the removal of historical accumulated depreciation. For the purposes of the preliminary purchase price allocation in Note 3, the estimated fair value is equal to the carrying value.

(g)	Reflects the excess of Dominion Energy’s consideration paid of approximately $1.6 billion over the amount of identifiable assets and liabilities assumed in the transaction (goodwill) as shown in Note 3 above. In addition, this reflects the removal of SCANA’s previously recorded goodwill.

(h)	Reflects the estimated settlement of all outstanding SCANA equity compensation awards at the time of the merger, calculated based on an estimated share price of $50.22, which is 0.6690 percent of the share price of Dominion Energy’s common stock at closing on February 13, 2018 of $75.07, and allocated between compensation considered to be service provided prior to the merger ($17 million) and expense to be recognized after the merger ($20 million). The impact of this charge has not been reflected in the unaudited pro forma consolidated statements of income as it is nonrecurring.

(i)	Reflects an intangible asset for the value of customer relationships estimated to be $144 million with a weighted average useful life of approximately three (3) years included within the preliminary purchase price allocation in Note 3. Amortization is based on the expected pattern of economic benefit, estimated to be $46 million, $31 million, $21 million, $14 million and $10 million over the five (5)-year period following the acquisition. Estimated amortization of this asset is $24 million for the nine months ended September 30, 2017 and $46 million for the year ended December 31, 2016.

(j)	Reflects a contract liability for the unfavorable terms of an existing contract estimated to be $75 million with a 14-month useful life included within the preliminary purchase price allocation in Note 3. Estimated amortization of this liability is $11 million for the nine months ended September 30, 2017 and $64 million for the year ended December 31, 2016.

(k)	Reflects an increase in current liabilities for incremental charitable contributions committed to by Dominion Energy under the terms of the merger agreement of $20 million, $4 million of which is considered a current liability. The impact of this charge has not been reflected in the unaudited pro forma consolidated statements of income as it is nonrecurring.

(l)	Reflects the fair value adjustment of long-term debt of $47 million, on a weighted average maturity of approximately three (3) years, and the write-off of $5 million of unamortized debt issuance costs included within the preliminary purchase price allocation in Note 3. Estimated amortization of the fair value premium, and the elimination of the recorded debt issuance cost amortization, is $13 million and $1 million for the nine months ended September 30, 2017, and $19 million and $1 million for the year ended December 31, 2016, respectively.

(m)	Reflects the elimination of SCANA’s historical shareholders’ equity.

(n)	This pro forma adjustment conforms SCANA’s accounting for AROs to the methodology used by Dominion Energy. The cash flows used to measure Dominion Energy’s pipeline AROs reflect the cost and timing of activities legally required to retire component sections of pipeline as they are removed from service. The cash flows previously used to measure SCANA’s pipeline AROs are those legally required to retire the entire pipeline system at one point in time. As a result of this change in accounting estimate, Dominion Energy recorded an increase of $247 million to property, plant and equipment and increases of $6 million and $241 million to current and noncurrent other liabilities, respectively.

(o)	Reflects income taxes on pro forma adjustments based on an estimated statutory tax rate of 38.3%. The unaudited pro forma condensed consolidated balance sheet includes adjustments related to the preliminary purchase price allocation ($7 million) and related to pro forma adjustment impacting retained earnings ($923 million).

(p)	Reflects the elimination of SCANA’s historical accumulated other comprehensive loss.

(q)	Reflects the elimination of transactions between Dominion Energy and SCANA, primarily for the purchase and sale of natural gas transportation, included in each company’s historical financial statements.

(r)	Reflects the elimination of the SCANA common stock offset by the issuance of 95.6 million shares of Dominion Energy common stock as discussed in tickmark (a).